City of Buenos Aires, October 11th, 2023 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. Mercado Abierto Electrónico S.A. (MAE) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We hereby inform that today Loma Negra C.I.A.S.A. (“Loma Negra” or the “Company”) has entered into a stipulation of settlement (“Settlement”) with respect to the shareholder class action lawsuit captioned “Dan Kohl v. Loma Negra CIASA, et al. - Index No. 653114/2018 (District Court for the Southern District of New York)” (the “Class Action”). The Class Action was filed against Loma Negra, its directors and members of its senior management at the time of the IPO, Loma Negra Holding GmbH and Bradesco Securities Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Itaú BBA USA Securities Inc., Merril Lynch Pierce Fenner & Smith Inc. and Morgan Stanley & Co. LLC alleging violations of the Securities Act of 1933. The Settlement is subject to the approval of the New York State Court, which will take several months. All material payment obligations under the Settlement are covered by D&O insurance policies. The Settlement contains no admission or concession of any liability of wrongdoing by Loma Negra or other defendant in the Class Action and provides a full release of all the claims. Sincerely, ______________________ Marcos Isabelino Gradin Investor Relations Officer